Exhibit 99.2

Adagio Therapeutics, Inc. Announces 2022 Annual Meeting of Stockholders

WALTHAM, Mass., March 18, 2022 (GLOBE NEWSWIRE) – Adagio Therapeutics, Inc. (NASDAQ: ADGI) today announced that it will hold its 2022 Annual Meeting of Stockholders virtually at 8:30 a.m. Eastern Time on May 26, 2022. Additional information regarding the Company’s 2022 Annual Meeting of Stockholders will be disclosed in the Company’s Proxy Statement to be filed with the Securities and Exchange Commission.

About Adagio Therapeutics

Adagio (Nasdaq: ADGI) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases with pandemic potential, including COVID-19 and influenza. The company’s portfolio of antibodies has been optimized using Adimab’s industry-leading antibody engineering capabilities and is designed to provide patients and clinicians with the potential for a powerful combination of potency, breadth, durable protection (via half-life extension), manufacturability and affordability. Adagio’s portfolio of SARS-CoV-2 antibodies includes multiple non-competing, broadly neutralizing antibodies with distinct binding epitopes, led by ADG20. Adagio has secured manufacturing capacity for the production of ADG20 with third-party contract manufacturers to support clinical trials and initial launch quantities, ensuring the potential for broad accessibility to people around the world. ADG20 is an investigational monoclonal antibody that is not approved for use in any country. The safety and efficacy of ADG20 have not been established. For more information, please visit www.adagiotx.com.

Contacts:

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Investor Contact:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com